Tecogen Receives 2.5 MW Microgrid System Order for
Controlled Environment Agriculture Facility

WALTHAM, MA, November 10, 2021 – Tecogen Inc. (OTCQX: TGEN), a clean energy company providing ultra-efficient and clean on-site power, heating, and cooling equipment, is pleased to announce an order for 12 InVerde e+® 125 kW microgrid-enabled cogeneration units and three 400 ton Tecochill® chillers for a large controlled environment agriculture (CEA) facility. The overall microgrid system will reduce the electrical capacity requirements for the facility by approximately 2.5 MW and is scheduled to ship by the end of the first quarter of 2022. This order further expands Tecogen’s position as the preferred supplier of microgrids requiring cooling for CEA applications, including in the northeast US where the company has sold over 13,000 tons of Tecochill capacity.

“Many large grow facilities have power needs in excess of the capacity of the local electric utility,” noted Stephen Lafaille, Vice President of Business Development. “The Tecochill solution removes the cooling load from the electrical capacity requirements while simultaneously providing high grade heat for dehumidification. Our InVerde system can be modularly deployed to further reduce the electrical requirements as a cost-effective alternative to expensive and potentially prolonged electrical capacity upgrades. In addition, we can minimize or eliminate the need for back-up generation equipment because Tecogen’s microgrid will continue to operate in the event of a grid outage, allowing the facility to protect valuable crops and maintain business continuity.”

CEA facilities are designed with precise temperature and humidity controls to maximize production volumes for a variety of food, industrial and commercial crops. As global population rises with the associated demand for food production, CEA facilities are expected to take a more dominant role as land use continues to shift from agriculture to urban and industrial uses, and water becomes a more valuable commodity.

“Global CEA production is expected to reach $172 billion in the next 5 years at an annual growth rate of almost 19%” stated Benjamin Locke, Tecogen’s CEO. “Tecogen is well positioned to continue expanding our microgrid solution within the CEA market as facilities focus on operational cost savings and resiliency from the electric grid. The high efficiency of Tecogen’s products also results in greenhouse gas savings when compared to grid power. We are enthusiastic about the potential for Tecogen’s microgrid systems in the CEA market.”

About Tecogen
Tecogen Inc. designs, manufactures, installs, and maintains high efficiency and ultra-clean cogeneration products, including combined heat and power systems, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational, and industrial applications. The company’s cost efficient, reliable, and environmentally friendly products for energy production nearly eliminate criteria pollutants and significantly reduce customers’ carbon footprint.

In business for over 35 years, Tecogen has shipped more than 3,000 units, supported by an established network of engineering, sales, and service personnel throughout North America. Aggregate run hours on Tecogen’s InVerde cogeneration systems exceeds 5 million hours. For more information, please visit www.tecogen.com or contact us for a free Site Assessment.

Tecogen, InVerde e+, Ilios, Tecochill, Tecofrost, Tecopack, Tecopower, and Ultera are pending or registered trademarks of Tecogen Inc.

Tecogen Inc.
45 First Avenue, Waltham, MA 02451 • ph: 781-466-6400 • fax: 781-466-6466 • www.tecogen.com

Forward Looking Statements
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In addition to the Risk Factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors,” factors that could cause our actual results to differ materially from past and projected future results include the impact of the coronavirus pandemic on demand for our products and services, the availability of incentives, rebates and tax benefits relating to our products, changes in the regulatory environment relating to our products, competing technological developments, and the availability of financing to fund our operations and growth.

Tecogen Media & Investor Relations Contact Information:
Benjamin Locke, CEO
P: (781) 466-6402
E: Benjamin.Locke@Tecogen.com

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Tecogen Inc.
45 First Avenue, Waltham, MA 02451 • ph: 781-466-6400 • fax: 781-466-6466 • www.tecogen.com